Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)
Suite 300, 1055 West Hastings Street
Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

February 10, 2006

Item 3

News Release

The new Release dated February 10, 2006 was disseminated via CCN Matthews.

Item 4

Summary of Material Change

1.

Buffalo appoints James Walchuck to the Company's Board of Advisors.

2.

Subject to regulatory approval, incentive stock options entitling the purchase of up to 500,000 shares at a price of USD$0.86 per share have been granted.

Item 5

Full Description of Material Change

Buffalo reports that James Walchuck, the President and Chief Executive Officer of Tournigan Gold Corporation has been appointed to Buffalo’s Board of Advisors.  Mr. Walchuck (B.Sc., P.Eng. is a mining professional with over 25 years of experience in the mining industry. The scope of his experience includes work in Canada, Ghana and Tanzania.  Mr. Walchuck was the Manager Mining for Barrick at the Bulyanhulu Gold Mine in Tanzania from July 1999 to Aug 2002.  There he oversaw the building of a multi-million-ounce, high-grade underground mine in 24 months and achieved over two million man-hours without a lost-time accident.  Prior to his six year involvement with Bulyanhulu (first as Senior Project Manager with Sutton Resources then as Manager Mining for Barrick), Mr. Walchuck was Manager of Mining and then Manager - Corporate Operations for Royal Oak Mines. This was preceded by a 5-year term as Chief Mining Engineer for Tarkwa Goldfields in Ghana. A member of the Professional Engineers of Ontario for 24 years, Mr. Walchuck holds Bachelor Degrees in both Science and Engineering.

Buffalo also reports that it has, subject to regulatory approval, granted incentive stock options entitling the purchase of up to 500,000 shares at a price of USD$0.86 per share until February 10, 2008.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

The following Senior Officer of the Company is available to answer questions regarding this report:

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

Dated at Vancouver, BC, this 10th day of February 2006

BUFFALO GOLD LTD.

Per:

Damien Reynolds

Damien Reynolds,

Chairman of the Board of Directors